Sierra Monitor Corporation Announces Financial Results
for the Second Quarter Ended June 30, 2012

Second Quarter Net Income up 47% on Sales Increase of 17% Year over Year

First Half Net Income up 67% on Sales Increase of 33% Year over Year

Milpitas, California – July 23, 2012 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the second quarter and six months ended June 30, 2012.

Financial Highlights

•	Achieved second quarter sales of $4.7 million, an increase of 17% over the second quarter of 2012

•	Reported second quarter net income of $334,875, up 47% compared to second quarter net income of $227,203 in the prior year

•	Increased cash balance to $2,132,296 at the end of the second quarter of 2012 with no bank debt

•	Recorded sales of $10.9 million for the six months ended June 30, 2012, an increase of 33% over the corresponding period in the previous year

•	Reported year-to-date net income of $907,931 compared to net income of $543,824 for the corresponding period in the previous year

Business Highlights

•	Commissioned the first deployment of new multi-channel gas detection system using FieldServer Technologies to provide webserver based data integration of geographical information to a centrally located touch screen computer.

•	Received order to supply gas detection systems to the recognized leader in sustainable farming that blends one of the nation's largest dairy operations with extensive production of potatoes and other crops. By doing so, the farm has created a harmonious, closed-loop system that yields high value-added agricultural products while recycling nearly all farm waste.

•	Supplied gas detection systems valued at over $100,000 to a major Mexico-based automation integrator supplying safety systems for gas pipeline compressor stations.

•	Opened an international sales office in Berlin, Germany, to develop and support FieldServer Technologies’ customers in Europe.

•	Received order for FieldServer gateways to upgrade the energy management and control systems for a nationwide retailer. The upgrade is focused on improving the functionality of aging control systems by providing new ‘front-end’ communications while preserving their original capital investment and allowing monitoring from a centralized location.

•	Signed a partnership with Ontario-based Amika Mobile to use FieldServers to deliver fire and safety data to mass notification and messaging systems for a new US-Canada intelligent border project.

Second Quarter and First Six Months of 2012 Financial Results

Net sales for the quarter ended June 30, 2012 were $4,665,279, an increase of 17% from $3,984,361 reported for the same period of 2011. For the six months ended June 30, 2012, sales increased 33% to $10,867,215, compared to $8,152,778 for the same period of 2011.

Sierra Monitor posted GAAP net income of $334,875, or $0.03 per share (basic and diluted), for the quarter ended June 30, 2012, compared to GAAP net income of $227,203, or $0.02 per share (basic and diluted), for the same period of 2011. Sierra Monitor posted GAAP net income of $907,931, or $0.09 per share basic (basic and diluted), for the six months ended June 30, 2012, compared to GAAP net income of $543,824, or $0.05 per share (basic and diluted), for the same period of 2011.

Sierra Monitor posted non-GAAP net income of $447,102 or $0.05 per share basic and $0.04 per share diluted, for the quarter ended June 30, 2012 compared to non-GAAP net income of $326,494 or $0.03 per share (basic and diluted), for the same period of 2011. Sierra Monitor posted non-GAAP net income of $1,129,317 or $0.11 per share (basic and diluted), for the six months ended June 30, 2012, compared to non-GAAP net income of $752,769, or $0.08 per share basic and $0.07 per share diluted, for the same period of 2011.

“In the face of continuing weakness in the US economy our strategy has been to continue expansion of international sales channels,” said Gordon R. Arnold, chairman and chief executive officer.  “In the past six months we have opened sales offices in Europe and Asia, appointed a number of international channel partners, and invested in additional third party approvals to meet foreign country requirements.  These actions have resulted in an increase in export sales from 15% last year to 36% of sales in the first half of 2012.  It is a pleasure to report that our team produced record revenues, record income, positive cash flow and a strong balance sheet with no debt.”

Cash Position

Sierra Monitor had $2,132,296 in cash at June 30, 2012 with no bank borrowings. Trade receivables at June 30, 2012 were $2,455,633. At June 30, 2012, the Company’s Days Sales Outstanding was 46 days.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption. For more information visit: http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 1341

spolcyn@sierramonitor.com

Table A

SIERRA MONITOR CORPORATION

Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Net sales	$4,665,279	$3,984,361	$10,867,215	$8,152,778
Cost of goods sold	1,960,702	1,628,853	5,003,280	3,288,127
Gross profit	2,704,577	2,355,508	5,863,935	4,864,651
Operating expenses
Research and development	544,975	549,992	1,117,808	1,095,066
Selling and marketing	1,050,539	917,515	2,088,740	1,801,954
General and administrative	551,466	509,643	1,144,256	1,061,860
	2,146,980	1,977,150	4,350,804	3,958,880
Income from operations	557,597	378,358	1,513,131	905,771
Interest income	31	312	89	602
Income before income taxes	557,628	378,670	1,513,220	906,373
Income tax provision	222,753	151,467	605,289	362,549
Net income	$334,875	$227,203	$907,931	$543,824
Net income available to common shareholders per common share Basic	$0.03	$0.02	$0.09	$0.05
Diluted	$0.03	$0.02	$0.09	$0.05
Weighted average number of common shares used in per share computations:
Basic	9,901,177	9,896,942	9,901,177	9,896,942
Diluted	10,118,965	10,141,609	10,117,771	10,134,794

Table B

SIERRA MONITOR CORPORATION

Balance Sheet

Assets	June 30,	December 31,
	2012	2011
	(unaudited)
Current assets:
Cash and cash equivalents	$2,132,296	$1,212,426
Trade receivables, less allowance for doubtful accounts of approximately $71,000 in 2012 and $65,000 in 2011, respectively	2,455,633	1,647,948
Inventories, net	3,008,785	3,918,161
Prepaid expenses	232,319	223,362
Income tax deposit	172,883	10,655
Deferred income taxes - current	366,618	366,618
Total current assets	8,368,534	7,379,170

Property and equipment, net	367,440	399,558
Other assets	113,718	140,558
Total assets	$8,849,692	$7,919,286

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,097,247	$918,706
Accrued compensation expenses	532,253	497,197
Other current liabilities	99,709	323,114
Income taxes payable	-	11,362
Total current liabilities	1,729,209	1,750,379

Deferred tax liability	108,337	108,337
Total liabilities	1,837,546	1,858,716

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 9,901,177 shares issued and outstanding	9,901	9,901
Additional paid-in capital	2,818,895	2,775,250
Retained earnings	4,183,350	3,275,419
Total shareholders’ equity	7,012,146	6,060,570
Total liabilities and shareholders’ equity	$8,849,692	$7,919,286

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated July 23, 2012 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies. We exclude these amounts from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
GAAP Net Income	$334,875	$227,203	$907,931	$543,824
Depreciation and amortization	73,038	74,310	148,034	138,378
Provision for bad debt expense	5,000	8,157	6,350	11,157
Provision for inventory losses	13,356	5,000	23,356	20,000
Stock based compensation expense	20,833	11,825	43,645	39,410
Total adjustments to GAAP net income	112,227	99,292	221,385	208,945
Non-GAAP Net Income	$447,102	$326,495	$1,129,316	$752,769

Non GAAP Net Income Per Share:
Basic	$0.05	$0.03	$0.11	$0.08
Diluted	$0.04	$0.03	$0.11	$0.07
Weighted-average number of shares used in per share computations:
Basic	9,901,177	9,896,942	9,901,177	9,896,942
Diluted	10,118,965	10,141,609	10,117,771	10,134,794